UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C. 20549

                             FORM 12b-25

                   NOTIFICATION OF LATE FILING

                                                    SEC FILE NUMBER:
                                                         FILL IN

                        (Check One):

(X) Form 10-K  ( ) Form 20-F   ( ) Form 11-K    ( ) Form 10-Q  ( ) Form N-SAR

                 For Period Ended: (December 31, 1997)
                 [ ] Transition Report on Form 10-K
                 [ ] Transition Report on Form 20-F
                 [ ] Transition Report on Form 11-K
                 [ ] Transition Report on Form 10-Q
                 [ ] Transition Report on Form N-SAR
                 For the Transition Period Ended:


   Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

   If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

PART I - Registrant Information

                       TANGRAM ENTERPRISE SOLUTIONS, INC.
                            Full Name of Registrant

                        11000 Regency Parkway, Suite 401
                             Cary, N.C. 27511-8504
                     Address of Principal Executive Office

PART II- Rules 12b-25 (b) and (c)

[If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)]

The Registrant hereby represents that:

[X]    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]    (b) The subject annual report, semi-annual report, transition report on
Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date;
or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;
and

[X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - Narrative

[State below in reasonable detail the reasons why Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.]

The Form 10-K cannot be filed within the prescribed time period due to a dispute arising after the financial statement date but before those statements were issued and affecting fiscal 1997 results. Final resolution of the impact on the December 31, 1997 financial statements is not fully resolved.

PART IV - Other Information

(1) Name and telephone number of person to contact in regard to this notification:

 John N. Nelli              919                653-1265
   (Name)                (Area Code)      (Telephone Number)


(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company
Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                       [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                      [ ] Yes [X] No

                        TANGRAM ENTERPRISE SOLUTIONS, INC.

has caused this notification to be signed on its behalf of the undersigned thereunto duly authorized.

Date: March 31, 1998           By: /s/ John N. Nelli
                                   Senior Vice President and
                                   Chief Financial Officer